Exhibit 10.4

Execution Version

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (the “Agreement”) dated as of September 27, 2018 is entered into by and between CNO Services, LLC, an Indiana limited liability company (“CNO”), and Wilton Reassurance Company, a Minnesota domestic life insurance company (“Wilton Re”). CNO and Wilton Re are referred to herein collectively as the “Parties” and each, individually, as a “Party.”
W I T N E S S E T H:
WHEREAS, Bankers Life and Casualty Company, an insurance company organized under the laws of the State of Illinois and an Affiliate of CNO (“Bankers Life”), and Wilton Re have entered into that certain Master Transaction Agreement (the “MTA”) dated as of August 1, 2018 (the “Signing Date”);
WHEREAS, the MTA provides, among other things, for CNO and Wilton Re to enter into this Agreement and the Coinsurance Agreement, dated as of the date hereof, between Wilton Re and Bankers Life;
WHEREAS, CNO and Wilton Re desire that, following the Closing under the MTA, CNO shall provide or cause to be provided to Wilton Re solely in connection with the transition of the Business to Wilton Re certain services for a limited period of time in accordance with the terms and conditions set forth herein, including, without limitation, policy administration, claims and benefit management and policyholder services and certain actuarial, financial reporting, regulatory and other services with respect to the Business and the direct and assumed insurance policies and contracts comprising the Business (together, the “Insurance Contracts”) and the related services and support described herein; and
WHEREAS, based on the nature of the Insurance Contracts and the scope of risks ceded under the terms of the Coinsurance Agreement, the Parties expect that, following the Closing under the MTA, Wilton Re will be integrally involved in decisions with respect to the administration of Insurance Contracts and, to that end, special cooperation between the Parties will be required on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the conditions and covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows (unless otherwise indicated, all capitalized terms used herein and not defined in this Agreement shall have the meanings indicated in the MTA):
ARTICLE I
TRANSITION AND RELATED SERVICES

Section 1.01.Transition Services.

(a)Subject to the terms and conditions set forth herein and in accordance with the applicable terms of the MTA, during the Term, CNO shall provide or cause its Service Providers to provide to Wilton Re all services as are now or in the twelve (12) months immediately preceding Closing have been provided by CNO and/or Service Providers to the Business or such other reasonable services solely in support of the Business otherwise required to be performed consistent with the Performance Standard (as defined below), including, without limitation, the services set forth in Schedules 1.01 and 1.02 hereto; provided, however, that CNO shall provide or cause to be provided transition services solely in connection with the Business and, provided, further, that CNO shall have no obligation to provide or cause to be provided any services that (i) have been assumed by Wilton Re as set forth in Schedule 1.01(a) hereto; or (ii) are listed as excluded services pursuant to Schedule 1.01(a) hereto (the “Excluded Services”) and the services described in this Section 1.01(a), as modified by the foregoing proviso clauses, being referred to collectively as the “Transition Services”).

(b)CNO and its Affiliates may subcontract for the performance of any Service (as defined below) to another Person that is not an Affiliate (the “Subcontractor”) if, (x)(i) immediately prior to the Closing Date, CNO or Service Providers provided such Service to the Business by subcontracting with such Subcontractor as disclosed in Schedule 1.01(b) hereto, (ii) if the Service to be subcontracted is primarily a routine or ministerial task or function or (iii)(A) CNO or its Affiliates have provided Wilton Re with reasonable advance written notice of their intention to subcontract a Service to an unaffiliated Person and (B) such Service is being subcontracted to a Subcontractor on Schedule 1.01(b) hereto, or Wilton Re has given its prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed, and (y) in each case, is not reasonably expected to have an adverse impact on Wilton Re’s design, planning, preparation for and implementation of an orderly conversion and transition process for the Business (the “Conversion”). Any such sub-contracting shall be effected in a manner consistent with Wilton Re’s oversight of claims and benefit-related decisions with respect to the Business set forth in Section 1.04(e) and in no event shall be deemed to relieve CNO from any of its obligations or liabilities hereunder and CNO shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the provision of such Service as if provided by CNO. Each Party shall be responsible for any action taken by its Affiliates, Subcontractors and Wilton Re Service Providers, as applicable, that would be deemed a breach of this Agreement if such Party had taken such action.

(c)For purposes of this Agreement, “Service Providers” shall mean Affiliates of CNO, their employees, agents and contractors and any Subcontractors permitted pursuant to Section 1.01(b).

(d)In performing their respective duties hereunder, all personnel engaged in providing Services shall be under the direction, control and supervision of CNO; and CNO shall, subject to Section 1.05 below, have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel. The employees, agents or consultants of CNO or any Service Provider engaged in providing Services to Wilton Re shall not, by virtue thereof, become employees of Wilton Re.

(e)Notwithstanding anything to the contrary set forth herein, but subject to the limitations set forth in Section 1.04, Wilton Re shall have the right to make and direct all individual claims- and benefit-related decisions with respect to the Insurance Contracts; provided, that (a) CNO’s compliance with such direction(s) as may be provided by Wilton Re from time to time in writing shall be deemed to satisfy the Performance Standard with respect to the applicable Services, and (b) for the avoidance of doubt, Wilton Re shall be responsible for any and all Indemnifiable Losses incurred by or on behalf of CNO arising directly from its or their compliance with any such directions.

Section 1.02.Conversion Support Services.

(a)During the Term and as set forth in Section 7.01 herein, CNO will work in good faith and use commercially reasonable efforts to provide assistance to Wilton Re, as may be reasonably requested, in the Conversion, based on a mutually-agreed conversion plan to be developed by Wilton Re and consented to by CNO (such consent not to be unreasonably withheld, conditioned or delayed), on or before mutually-agreed projected or target administrative transfer dates therefor (together referred to as the “Conversion Support Services”, and together with the Transition Services, the “Services”). The assistance and services which Wilton Re initially expects will be needed from CNO in order to effect the transition and conversion of the Business are described in Schedule 1.02(a), and such Schedule shall be updated from time-to-time by the Transition Committee based upon further meetings by the Parties regarding the Conversion Support Services, in order to effect the intent of this Section 1.02. In connection with the provision of the Conversion Support Services, the Parties will cooperate in good faith to produce and complete agreed-upon Project Output Documents (as defined in Schedule 1.02(a)) in accordance with a mutually agreed upon timeline documenting material agreed upon conversion and transition workplans and process management steps expected to be implemented and will monitor and manage such processes cooperatively in good faith.

(b)CNO shall, during a commercially reasonable period and on a basis to be mutually agreed to furnish Wilton Re with true, correct and complete copies of its application forms, policy and rider forms (with state-by-state variations thereof), premium and non-forfeiture valuation manuals, reserve tables, actuarial memoranda, and any other forms, tables or information or ceded reinsurance agreements with respect to the Insurance Contracts required for proper administration (including valuation and regulatory compliance) with respect to the Insurance Contracts and any ceded reinsurance related thereto.

(c)To the extent permitted by Applicable Law and subject to applicable licensing or contractual restrictions, during the Term and in connection with the transition and conversion services, CNO shall, and shall cause its applicable Service Providers to, provide Wilton Re and Wilton Re Service Providers with access to the software and data processing systems currently used to perform the administrative services for the Insurance Contracts, solely as necessary to receive the Services. For software systems not owned or developed by CNO or its Affiliates, CNO shall exercise good faith efforts to arrange for such use by Wilton Re and any outsourcing partners specifically identified to CNO by Wilton Re, with any incremental fees due or costs related thereto to be borne by Wilton Re. Schedule 1.02(c) provides a list of such incremental fees and costs related thereto that CNO is aware of as of the date hereof. CNO shall use its commercially reasonable efforts to involve Wilton Re in all material negotiations concerning acquisition of subject license rights for which Wilton Re bears the incremental costs with any third party providers of software or other technologies now used by the Business or CNO or any Service Providers in administering the Insurance Contracts.

Section 1.03.Performance Standard.  Except as provided in Section 1.04 below, CNO shall, and shall cause Service Providers to, provide the Services in good faith and with at least the care, skill, prudence, diligence and general level and quality of resources with which such Services have been provided in the twelve (12) months immediately prior to the Closing Date and in all cases in accordance with the applicable terms of this Agreement and Applicable Law, including, without limitation, the terms of the Insurance Contracts (collectively, the “Performance Standard”). Wilton Re understands and agrees that CNO is not in the business of providing transition or conversion services to third parties, and under no circumstances shall CNO be held accountable to a higher standard of care than that set forth herein. Except as set forth specifically in this Section 1.03 or Section 1.04, no performance level, service level or similar service standard or description set forth in Schedules 1.01 or 1.02 herein shall alter, amend or supplement the Performance Standard, such standards having been included so as to further describe the scope of certain Services provided hereunder and to provide agreed reporting and management thresholds for purposes of monitoring administration of the Business.

Section 1.04.Exceptions and Limitations on Services.

(a)Wilton Re acknowledges and agrees that CNO’s obligation to provide or cause Service Providers to provide Services to Wilton Re in accordance with the Performance Standard and any delay or failure to perform by CNO or Service Providers under this Agreement shall be subject to and shall be limited to the extent to which (i) Wilton Re’s failure to cooperate reasonably with CNO or a Service Provider or to perform its obligations under this Agreement where such failure (A) is not cured within ten (10) days after receipt of written notice from CNO; provided, that during such ten (10) day cure period, CNO shall not be held in breach to provide the Services in accordance with the Performance Standard if it is using commercially reasonable efforts to perform despite Wilton Re’s failure to cooperate reasonably, and (B) impedes, hinders or delays CNO’s or a Service Provider’s ability to provide Services to Wilton Re or its Affiliates; or (ii) Applicable Law, applied to the Business as owned by Wilton Re, is different than as applied to the Business as owned by CNO or its Affiliates prior to the Closing and such difference impedes, hinders or delays CNO’s or a Service Provider’s ability to provide Services to Wilton Re or its Affiliates.

(b)Subject to clause (h) of this Section 1.04, CNO shall not be obligated to provide or cause any Service Provider to provide any Service to the extent such performance would require CNO or such Service Provider to violate any Applicable Law, any generally applicable policy or procedure of CNO or its Affiliates designed to ensure compliance with Applicable Law, or any judicial or administrative process or proceeding. In the event CNO or any Service Provider would otherwise be prohibited from providing any Service due to the failure of CNO or such Service Provider to obtain any required third party consents under a written agreement between CNO (or such Service Provider) and a non-affiliated third party in effect on the date hereof, CNO shall be obligated to procure an alternative source or method of delivery of such Service that is reasonably acceptable to Wilton Re in accordance with Section 1.06.

(c)Subject to the terms and conditions of this Agreement, CNO reserves the right to make reasonable changes to (i) the manner in which Services are provided, (ii) the location from which the Services are provided except to the extent that such changes include the transfer of the administration of the Insurance Contracts to any other facility other than where such Insurance Contracts are administered at the Closing Date, and (iii) the personnel involved in the provision of the Services, but in each case only to the extent such changes do not result in a breach of the

Performance Standard and are effected in a fashion consistent with Wilton Re’s oversight of claims- and benefit-related decisions with respect to the Business set forth in Section 1.04(e); provided that CNO shall cooperate and consult with Wilton Re in good faith and give due regard to its views in advance of implementing any such changes that are material.

(d)From time to time during the Term, the Service Coordinators shall meet to discuss any changes to the Transition Services, at which time Wilton Re may request in writing any change to a Transition Service, which request shall include a description of the proposed change requested and the associated business specifications (“Change Request”), which the Parties shall discuss reasonably and in good faith; provided, however, that neither (i) any individual claim case decision (or series of related case decisions) by Wilton Re as it pertains to the administration of the Business nor (ii) any request to comply with any term of this Agreement or the Performance Standard shall constitute a Change Request. Unless otherwise mutually agreed upon by the Parties, including during such discussion, CNO shall then have thirty (30) Business Days from the date of the Change Request to reject the Change Request or provide Wilton Re with a written proposal for such Change Request (“Change Request Proposal”). Each such Change Request Proposal shall refer to the description of the proposed Change Request provided by Wilton Re and shall include the estimated time and price of implementing the Change Request (including any third party consents necessary to implement the Change Request) and any potential effect of the Change Request on the Services and any fees related thereto. The Parties shall, and CNO shall require the Service Providers to, act in good faith concerning Change Requests, and shall not unreasonably cause any delay in relation to them, provided, that CNO may take into consideration (i) any adverse impact that any requested change may have on the level or quality of (A) other Services provided by CNO or its Affiliates or the businesses of CNO or its Affiliates or (B) any obligation of CNO or any of its Affiliates under the MTA or any Transaction Agreements, and, in each case, taking into account CNO’s and its Affiliates’ resource limitations and capacity; (ii) whether any requested change may cause CNO or its Affiliates to violate Applicable Law, CNO’s then-current written policies and procedures generally applicable to its or its Affiliates’ businesses or a then existing agreement between CNO and a Person that is not an Affiliate of CNO; (iii) whether any requested change is not reasonably necessary to the conduct of the Business; (iv) whether the requested change would require any non-de minimis systemic changes to CNO’s or any of its Affiliates’ businesses, or (v) whether any requested change would adversely affect CNO’s or its Affiliates’ respective businesses, and, based on its consideration of (i), (ii), (iii), (iv) or (v), CNO may reject the Change Request. If the Parties agree upon a Change Request, this Agreement and the Schedules hereto shall be deemed amended to include the terms and conditions of such agreed-upon Change Request. Incremental costs and expenses associated with (x) implementation of any Change Request incurred solely with respect to the Business shall be borne solely by Wilton Re, (y) implementation of any Change Request incurred solely with respect to long-term care business other than the Business shall be borne solely by CNO and (z) implementation of any Change Request incurred with respect to both the Business and long-term care business other than the Business, including changes to any Service required by Applicable Law, shall be borne in equitable shares to be determined mutually and in good faith by the Parties based on the facts and circumstances of the specific change, including the nature of the change, the reasons such change is required or advisable and the relative benefits of the change to each of the Parties.

(e)CNO shall not be obligated (i) to hire or cause any Service Provider to hire any additional employees, maintain the employment of any specific employee, or acquire additional equipment, software or other resources to provide the Services; (ii) to retain, replace or increase the number of employees or Service Providers engaged in performing, or otherwise used in connection with the delivery of the Services, or (iii) acquire or maintain the ownership of any specific additional equipment or software. For the avoidance of doubt, this Section 1.04(e) does not alter or modify the Performance Standard.

(f)Notwithstanding anything in this Agreement to the contrary, the Services hereunder shall in no event include investment management or advisory services.

(g)Subject to compliance with the Performance Standard, CNO may reasonably supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by CNO to itself or its Affiliates; provided, however, that (i) the availability, level, scope and quality of service shall not be decreased in any material respect as a result of such supplements, modifications, substitutions or alterations nor shall the Fee therefor increase, (ii) any such changes shall be effected in a fashion consistent with Wilton Re’s oversight of claims- and benefit-related decisions with respect to the Business set forth in Section 1.04(e), (iii) CNO shall consult with Wilton Re and give due regard to its views in advance of implementing any such supplements, modifications, substitutions or other alterations that are material and (iv) CNO shall, or shall cause its Affiliates to, provide Wilton Re with any information related to the Business that Wilton Re reasonably requests in connection with any such supplements, modifications, substitutions or other alterations. Unless otherwise agreed by CNO in writing, CNO shall not be required to provide a scope of the Services greater than the scope of the applicable Services provided with respect to the Business during the twelve (12) month period immediately prior to the Closing Date.

(h)The Parties will work together in good faith to fully implement the intent of the Parties as set forth in this Section 1.04.

Section 1.05.Independent Contractor.  For all purposes hereof, CNO and each Service Provider shall at all times act as an independent contractor and CNO and the Service Providers, on the one hand, and Wilton Re and Wilton Re Service Providers, on the other hand, shall not be deemed agents, lawyers, employees, representatives, joint venturers or fiduciaries of one another, nor shall this Agreement, the Transition Services, Conversion Support Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the Parties or among their Affiliates or, in CNO’s case, its Service Providers.

Section 1.06.Consents and Licenses. CNO shall at all times during the Term maintain in full force and effect any and all consents from non-Affiliate service providers and intellectual property licensors that provide services or license intellectual property to CNO or Service Providers where agreements with such service providers or licensors require consent for the provision of Services in the manner contemplated by this Agreement or other permits, licenses, consents or qualifications required by Applicable Law to perform the Services in accordance with the Performance Standard. Wilton Re shall cooperate with CNO, and may participate or consult with respect to CNO’s negotiations to obtain such consents, licenses and qualifications.

Subject at all times to Section 1.04(c), to the extent that CNO is unable to obtain any such permits, consents, licenses or qualifications, CNO shall obtain acceptable alternative arrangements with Wilton Re’s participation and cooperation. The initial costs, fees and expenses of obtaining the permits, licenses, consents and qualifications shall be borne equally by the Parties, provided that Wilton Re shall not be required to bear more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate of such expenses, and the costs, fees and expenses of any expanded scope thereof requested by Wilton Re and reasonably related to the Services, shall be borne equally by the Parties unless otherwise mutually agreed by the Parties.

Section 1.07.Provision of Data and Data Reliance.

(a)Within a time period mutually agreeable to CNO and Wilton Re, but in no event more than ten (10) days for cash items and thirty (30) days for reserve items, following the end of each calendar quarter after the Closing Date and prior to the end of the Term, CNO shall, or shall cause Service Providers to, provide Wilton Re with any information needed by Wilton Re for reporting with respect to the Insurance Contracts in its statutory financial statements, tax filings and for other tax reporting purposes. From time to time, as requested, CNO shall, and shall cause Service Providers to, provide to Wilton Re information required to accurately and reasonably timely respond to formal and informal actuarial, financial, legal, operational and other inquiries of governmental authorities, representatives of rating agencies and others concerning Wilton Re or the Business.

(b)Each year in connection with the preparation of the Business’ annual financial statements, CNO or its Affiliate shall provide to Wilton Re’s appointed actuary a certificate of reliance in the form attached hereto as Schedule 1.07.

Section 1.08.Changes to Insurance Contracts. During the Term, other than as permitted pursuant to Section 3.10, Section 3.11 or Section 3.12 of the Coinsurance Agreement or as further agreed by the Parties in writing, CNO shall not, and shall cause its Affiliates not to, undertake any premium rate change actions or any other policy modifications or changes with respect to the Insurance Contracts.

ARTICLE II
FEES AND PAYMENT
Section 2.01.Fees.

(a)Services shall be provided in consideration of payment by Wilton Re to CNO of the fees set forth in this Agreement (“Fees”), including a Services fee consisting of: (i) for the first year of this Agreement, an annual Fee equal to Twenty Million Dollars ($20,000,000), payable in equal monthly installments in accordance with Section 2.02 below, (ii) for the second year of this Agreement, an annual Fee equal to Nineteen Million Dollars ($19,000,000), payable in equal monthly installments in accordance with Section 2.02 below, (iii) for the third year of this Agreement, an annual Fee equal to Eighteen Million Dollars ($18,000,000), payable in equal monthly installments in accordance with Section 2.02 below, and (iv) in either the first year, the second year or the third year of this Agreement, any and all amounts for work done pursuant to Change Requests as mutually agreed by the Parties pursuant to Sections 1.02(b) and 1.04(d) herein. Any reduction in Services over time, as contemplated herein or otherwise, shall not be a basis to imply or impute any agreement or intent to adjust the Fee. If Wilton Re terminates this Agreement prior to its contemplated Term pursuant to Section 6.02(a), Wilton Re shall continue to pay the annual Fee in monthly installments following the Termination Date until the next anniversary of the Closing Date. If Wilton Re terminates this Agreement prior to its contemplated Term pursuant to Section 6.02(b), Wilton Re shall continue to pay the annual Fee in monthly installments following the Termination Date in accordance with Section 6.03(d), if applicable.

(b)Without duplication of the foregoing, Wilton Re agrees to pay its allocated portion of any applicable Unusual Expenses (as defined below). Unusual Expenses shall be identified and shared by the Parties on an equitable basis and the Parties commit to work in good faith to determine the equitable allocation of such expenses. Failing agreement as to the foregoing allocation, such expenses shall be borne by the Parties in equal shares; except for the case of (x) any material incremental costs incurred by CNO arising from any change in Applicable Law that occurs following the Closing Date and that causes CNO to provide Services that (i) do not apply to the management of CNO or any of its Affiliates’ other comparable business, in which case, all such additional costs arising from changes in Applicable Law after the Closing Date to be allocated entirely to Wilton Re or (ii) apply to the management of CNO or any of its Affiliates’ other comparable business and has general applicability to participants in the long-term care insurance industry in the United States, in which case, Wilton Re shall be equitably allocated a material reduction in its portion of such expenses or (y) any Unusual Expense that provides a benefit to CNO after the Term, in which case Wilton Re shall be equitably allocated a reduction in its portion of such expenses. For the avoidance of doubt, there shall be no fees or payments by Wilton Re, except for the Fees provided in Section 2.01(a), associated with changes to Services that are not Unusual Expenses (which are allocated in accordance with this Section 2.01(b)) or the result of a Change Request (which are allocated in accordance with Section 1.04(d). For purposes of this Agreement, the term “Unusual Expenses” means any material, non-routine operational charge, cost or expense incurred by CNO which is not in the reasonable contemplation of the Parties as of the date hereof but which arises after the Closing Date in connection with the performance of Services under this Agreement consistent with the Performance Standard; provided, however, that in no event shall the term “Unusual Expenses” include (1) costs of claim investigation or management (both medical and non-medical), administration expenses, including but not limited to, customary elements of corporate overhead, home office expenses, compensation of officers and employees of CNO or any Service Provider and other ordinary course expenses by one or more Service Providers in connection with the provision of the Services; (2) any item of cost or expense attributable principally to the decisions, acts or omissions of CNO or a Service Provider in providing the Services; (3) any element of cost or risk specifically considered or addressed herein or in the MTA, including Excluded Liabilities or (4) any material incremental costs to CNO or a Service Provider arising from any change in Applicable Law that is not applicable to the administration of long-term care policies generally and was specifically promulgated for or directed at application to CNO or a Service Provider or particular acts committed by CNO or a Service Provider and that causes CNO or a Service Provider to provide Services to Wilton Re that apply as well to the management of CNO and its Affiliates’ other comparable business, as described in this Section 2.01(b).

(c)Except as otherwise expressly set forth in this Agreement, CNO shall be solely liable for, and shall pay, all fees, costs or other expenses (including sales and service taxes) payable to third parties that are not Affiliates in connection with the Services provided by CNO hereunder.

Section 2.02.Payment Terms.

(a)On the first Business Day of each month during the Term on which CNO or Service Providers provide or cause to be provided Services, Wilton Re shall remit to CNO, without invoice, the amount of the Fee then due (in advance for such month), by wire transfer in immediately available U.S. dollars, to a bank and account to be designated by CNO in writing to Wilton Re. Any portion of the Fee unpaid after the fifth (5th) day of the calendar month shall bear an overdue interest charge calculated at a rate per annum equal to the prime rate (as most recently published in the Wall Street Journal).

(b)All other amounts due hereunder shall be paid within thirty (30) days of receipt of an invoice with respect to such amount.

(c)Any Fee, and any other amount due hereunder, that remains unpaid for thirty (30) days following its due date shall bear an overdue interest charge calculated at ten percent (10%) per annum.

(d)In the event of an action by CNO against Wilton Re for overdue Fees, the non-prevailing Party shall reimburse the prevailing Party for its reasonable and documented out-of-pocket costs, including reasonable attorneys’ fees, incurred in connection with such action.

Section 2.03.Periodic Payments. If an interim monthly accounting reflects a balance due to Wilton Re, the amount(s) shown as due shall be paid within five (5) Business Days of the delivery of the interim monthly accounting. If (i) an accounting reflects a balance due CNO and (ii) Wilton Re does not object to the interim monthly accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid within seven (7) Business Days after the date on which the interim monthly accounting was delivered. Any dispute over any amount shown on an interim monthly accounting that cannot be amicably resolved by the Parties shall be resolved pursuant to the procedures set forth in Section 2.04 below.

Section 2.04.Fee Disputes.  In the event that Wilton Re chooses in good faith to dispute a specific item of any invoice or interim monthly accounting provided hereunder, Wilton Re shall deliver to CNO written notice of such specific items that are disputed describing in reasonable detail the basis for any such dispute and pay the undisputed amount within the time otherwise required for payment of such specific items. The Parties shall use their commercially reasonable efforts to reach an agreement with respect to such disputed amount. Any such dispute shall be referred to the Services Coordinators in accordance with ARTICLE IV hereof and settlements of any such disputed amounts will include interest charges computed at applicable rate from the date such amount was due under Section 2.02 above until paid. Any invoice, or portion thereof, which is not disputed within ninety days (90) after the final post-Term invoice, shall be deemed valid and no objection or further objection thereto shall be raised by Wilton Re.

ARTICLE III
ACCESS

Section 3.01.Pre-Closing Books and Records. During the Term, CNO shall, shall cause its Affiliates to, and shall exercise commercially reasonable efforts to cause Service Providers to, retain all books and records relating to the Business with respect to any pre-Closing periods (the “Pre-Closing Books and Records”) in accordance with Applicable Law, their respective records retention policies and the terms and conditions of the MTA; provided that CNO and its Affiliates shall have no obligation to maintain or retain any Pre-Closing Books and Records to the extent that electronic or paper copies or originals of such books and records have been delivered to Wilton Re at or prior to the end of the Term, including, without limitation, any Books and Records delivered pursuant to Section 5.05 of the MTA.

Section 3.02.TSA Books and Records.

(a)Following the Closing Date, CNO shall prepare, and shall cause Service Providers to prepare, to maintain true and correct copies of all records, files and accounts relating to the services rendered pursuant to this Agreement (collectively, the “TSA Books and Records”) in the same manner and with the same care that the Books and Records have been maintained for the twelve (12) month period prior to the Signing Date and in conformance with Applicable Law. Following the end of the Term, CNO shall promptly transfer, at CNO’s expense, the TSA Books and Records, in good and usable form, to Wilton Re, except as required by Applicable Law.

(b)For a period of seven (7) years following end of the Term, CNO shall: (i) allow Wilton Re, upon reasonable prior notice and during normal business hours and subject to the rules applicable to visitors at CNO’s offices generally, through its representatives, the right, at Wilton Re’s expense, to examine and make copies, at Wilton Re’s expense, of any TSA Books and Records which were retained by CNO or its Affiliates pursuant to Applicable Law; and (ii) maintain any TSA Books and Records which were retained by CNO or its Affiliates pursuant to Applicable Law for Wilton Re’s examination and copying for at least seven (7) years after end of the Term or longer if reasonably requested by Wilton Re or if CNO or its Affiliates are legally required to do so, after which CNO may destroy such records in its discretion, provided that CNO and its Affiliates shall have no obligation to maintain or retain any TSA Books and Records to the extent that electronic or paper copies or originals of such TSA Books and Records are delivered to Wilton Re; provided, further, that CNO shall not be obligated to provide access or information if doing so would violate Applicable Law or a Contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose CNO or any of its Affiliates to risk of liability for disclosure of sensitive or personal information; provided, however, that CNO shall, and shall cause its Affiliates to, use commercially reasonable efforts to enable access and information to be furnished or made available to Wilton Re without so jeopardizing Applicable Law, Contract, agreement, obligation of confidentiality or privilege, including by entering into a customary joint defense agreement or common interest agreement with Wilton Re to the extent such an agreement would preserve the applicable privilege or protection. Access to TSA Books and Records pursuant to this Section 3.01 shall be at Wilton Re’s expense and shall not unreasonably interfere with the CNO’s or its Affiliates’ or any of their respective successor company’s business operations.

Section 3.03.Access.

(a)During the Term, subject to Applicable Law and Section 3.03(b) below and the terms and conditions of the MTA, Wilton Re may from time to time reasonably request, and, subject to the conditions and limitations set forth on Schedule 3.03(a)(i), CNO shall provide, at reasonable times during normal business hours, reasonable access for Wilton Re or its designee(s) (including Wilton Re’s auditors, third party administrators and other representatives to examine any TSA Books and Records and to speak with employees of CNO or any Service Provider who are familiar with the Services, for any reasonable business purpose (including without limitation any audit, internal controls review and assessment). In addition, during the Term, Wilton Re and its designee(s) (including Wilton Re’s third party administrators) shall have the right to participate on a reasonable basis in the meetings of such CNO’s operating management committees that are set forth on Schedule 3.03(a)(ii) as and to the extent that the same relate to the administration of the Business and matters related thereto. Such access shall include the right of Wilton Re, at Wilton Re’s sole expense, to make and retain copies of any such TSA Books and Records as Wilton Re reasonably deems necessary. Wilton Re shall give CNO reasonable prior notice of the request for such access and shall comply with any reasonable written instructions provided by CNO in connection with the use of or access to any of CNO’s information, personnel, facilities, office and storage space. Following the end of the Term, Wilton Re may from time to time reasonably request, and CNO shall provide, at reasonable times during normal business hours, reasonable access for Wilton Re or its designee(s) (including Wilton Re’s auditors) to examine any TSA Books and Records that have not been transferred to Wilton Re in accordance with the last sentence of Section 3.02(a). Additionally, CNO shall provide Wilton Re with the access rights described in Schedule 3.03(a)(iii).

(b)Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party with any information, reports, documents, data or access to any information, reports, documents, data, systems, software, databases, office and storage space as regards, in each instance, its intellectual property, processes, procedures, and other Insurance Contract information utilized in providing services pursuant hereto or to another Transaction Agreement (whether prepared before, on or after the Closing Date), except to the extent (i) permitted by Applicable Law, (ii) as would be in conformity with the provisions and intent of the MTA or any other Transaction Agreement, (iii) not prohibited by any Insurance Contract or other Contract to which the service provider is a party without violating any confidentiality provisions thereof or (iv) that it would not jeopardize the protection of an attorney-client privilege or other legal privilege and subject to the provisions regarding confidentiality and security of the MTA and security and privacy provisions hereof or in the applicable Transaction Agreement; provided that the Parties shall use commercially reasonable efforts to enable information to be furnished or made available to the other Party without violating Applicable Law, any Insurance Contract or such other Contract or jeopardizing privilege or protection, including by entering into a customary joint defense agreement or common interest agreement to the extent such an agreement would preserve applicable privilege or protection.

ARTICLE IV
TRANSITION SERVICES MANAGERS

Section 4.01.Service Coordinators.  CNO and Wilton Re shall form a transition committee (the “Transition Committee”) and each hereby appoint and provide contact information for a service coordinator (each a “Service Coordinator”). The Service Coordinators will resolve any disputes pursuant to the provisions of Section 13.7(d) of the Administrative Services Agreement. Each Party may rely upon the other Party’s Service Coordinator to speak authoritatively for such Party for all purposes related to this Agreement. The Service Coordinators shall work together in good faith to ensure that the Parties (a) are well informed in advance of changes contemplated with respect to the administration of the Business and (b) are able to exercise their rights and perform their obligations under this Agreement to the greatest extent practicable without unnecessary disruption or inefficiency and full recognition of the importance of shared risk management authority, including regular periodic discussions concerning resource allocations and consistency of staffing in the performance of the Services. The Service Coordinators under this Agreement shall follow all procedures set forth in the Administrative Services Agreement for Coordinators (as defined in the Administrative Services Agreement).

ARTICLE V
INTELLECTUAL PROPERTY

Section 5.01.Title to Intellectual Property.

(a)Wilton Re acknowledges and agrees for itself and on behalf of its Affiliates that the results and proceeds of the Services provided hereunder, and all materials, products, reports, computer programs (source or object code), documentation, deliverables and inventions developed or prepared by CNO or Service Providers in performance of such Services (collectively, “Work Product”) constitute Confidential Information and, as between Wilton Re and its Affiliates, on the one hand, and CNO on the other, shall be deemed the property of CNO’s or Service Providers; provided, however, that any Work Product developed or prepared by or at the direction of the Transition Committee or otherwise developed or prepared in connection with the furtherance of transition or conversion to Wilton Re shall be subject to the licensing arrangement described in clause (b) of this Section 5.01. Subject to the previous sentence and any other rights of Wilton Re provided in this Agreement, all right, title and interest in such Work Product shall belong exclusively to CNO or Service Providers (as between Wilton Re and its Affiliates, on the one hand, and CNO or Service Providers on the other), with CNO or the applicable Service Providers having the right to obtain and to hold in their own names, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, along with any extensions, and renewals thereof. To the extent that title to any such Work Product may not vest in CNO or the applicable Service Providers by operation of Applicable Law or any judicial or administrative process or proceeding (as between Wilton Re and its Affiliates, on the one hand, and CNO and the Service Providers on the other), then Wilton Re and its Affiliates hereby irrevocably assign and make a continuing assignment of all right, title and interest therein, as existing or as arising during the Term, to CNO and the applicable Service Providers (as between Wilton Re and its Affiliates, on the one hand, and CNO and Service Providers on the other). All Work Product shall bear CNO’s, or the applicable Service Provider’s, copyright and trade secret notices, as specified by CNO or such Service Provider.

(b)CNO shall grant (and shall use commercially reasonable efforts to cause any applicable Service Provider to so grant) to Wilton Re a non-exclusive license for use of any and all Work Product by or on behalf of Wilton Re or its designated Affiliates, as applicable, in connection with the administration of the Business or any of Wilton Re’s other business.

(c)Each Party agrees for itself and on behalf of its Affiliates to give the other Party, and any Person designated reasonably thereby, reasonable assistance appropriate, or required, to perfect or memorialize the rights set forth in this Section 5.01.

(d)CNO, on behalf of itself and Service Providers, reserves all rights in and to all tools, utilities and standards developed by CNO or Service Providers prior to the Closing Date or independent of the Services and used to provide the Services.

Section 5.02.No Transfer.  Subject to Section 5.01, CNO shall not be required to cause to be transferred, assigned or otherwise conveyed to Wilton Re or its Affiliates any third party licenses, services agreements or any hardware owned or used by CNO or any Service Providers in connection with the provision of the Services by reason of such use.

ARTICLE VI
TERM AND TERMINATION

Section 6.01.Term.

(a)The term of this Agreement shall commence on the Closing Date and end on the third (3rd) anniversary of the Closing Date (such period, the “Term”); provided, however, that the Term may terminate earlier upon mutual consent of the Parties or as set forth in Section 6.02 below. The date on which this Agreement terminates pursuant to the completion of the conversion contemplated hereunder is referred to herein as the “Conversion Completion Date.”

Section 6.02.Termination Events.

(a)Wilton Re may terminate this Agreement or a Service (or any portion thereof) if Wilton Re has notified CNO in writing of the proposed date on which it desires the Agreement or such Service (or portion thereof) to terminate (such proposed date or such date as this Agreement is terminated pursuant to Section 6.02(b), as applicable, the “Termination Date”), at least six (6) months prior to such proposed date. If CNO is unable to perform a certain Service (an “Affected Service”) as a direct result of the termination of another Service (or portion thereof) (the “Terminated Service”), CNO shall provide Wilton Re notice in writing of such Affected Service within thirty (30) days after receiving notice from Wilton Re of the Terminated Service; provided that, if providing Wilton Re notice in such thirty (30) day time period is not reasonably practicable using its good faith efforts, CNO may by prior written notice to Wilton Re extend such period for up to another thirty (30) days as may be necessary or appropriate in its view to effect such termination in an efficient and well-planned fashion. Wilton Re may, at its option, within ten (10) Business Days after receipt of notice of the Affected Service, choose not to terminate the Terminated Service. Upon the termination of any Terminated Service, any Affected Service shall also terminate on the Termination Date. The termination of a portion of a Service or Affected Service shall not change the Fees. Effective on the Termination Date, the Terminated Service and any Affected Service shall be discontinued and, thereafter, this Agreement shall be of no further force and effect with respect to such Terminated Service (or portion thereof) or Affected Service, except as to obligations accrued prior to the Termination Date.

(b)Wilton Re may immediately terminate this Agreement in its entirety or with respect to affected Services if CNO commits a material breach of this Agreement (including a material failure or delay in the performance of any Service) and fails to cure such breach within thirty (30) days.

Section 6.03.Effect of Termination.

(a)Termination of this Agreement pursuant to this ARTICLE VI shall not affect the Parties’ obligations under the MTA or any of the other Transaction Agreements. In addition, notwithstanding anything to the contrary contained in this Agreement, in no event shall the occurrence of the Conversion Completion Date alter Wilton Re’s obligation to pay the Fees in accordance with Article II.

(b)The parties shall give effect to Additional Services and orderly transition as contemplated by Sections 6.03(d)-(e).

(c)Upon the earlier of the occurrence of the Conversion Completion Date or any termination of this Agreement pursuant to this ARTICLE VI, Wilton Re shall assume administration of all Insurance Contracts and, for a period of one year thereafter, CNO will, upon the request of Wilton Re and at reasonable intervals, meet with Wilton Re personnel and use commercially reasonable efforts to discuss and consult regarding support of administrative services with respect to the Insurance Contract through (i) access to CNO’s operational and technology personnel familiar with the CNO systems and operational support for the Business, (ii) access to retained Books and Records (other than such previously delivered Books and Records no longer retained by CNO in accordance with the provisions of the MTA and this Agreement or created for Wilton Re in the course of performing the Transition Services by CNO and, as practicable by application of commercially reasonable efforts, any of its delagees or third party administrators) in the form and format retained by CNO or its delagee or third party administrators. To the extent not inconsistent with the foregoing, following termination of this Agreement (x) each Party shall, and shall cause its Affiliates to, as soon as practicable, return to the other Party any equipment and other property of the other Party, its Affiliates and their respective Service Providers that is in the Party’s or its Affiliates’ possession or control (and, in case of termination of a specific Service, only the equipment and other property that is used in connection with the provision or receipt of such Services); and (y) the license granted by the second sentence of Section 5.01(a) herein shall terminate (and, in case of termination of a specific Service, only to the extent such license was necessary for the provision or receipt of such Service). Each Party shall bear its own costs and expenses incurred in connection with this Section 6.03(c).

(d)In the event this Agreement is terminated in accordance with Section 6.02(b), the Parties shall cooperate in good faith to effect an orderly transition of administration to Wilton Re or another party. In furtherance of such orderly transition, CNO shall continue to administer the Insurance Contracts as reasonably requested by Wilton Re for a reasonable period of time (provided that such period shall not exceed the longer of (x) the Term, and (y) six (6) months after the Termination Date); provided that, (i) without prejudice to Wilton Re’s rights under this

Agreement, including Wilton Re’s right to assert a breach by CNO in accordance with Section 8.02, Wilton Re shall continue to pay Fees in accordance with the first sentence of Section 2.01(a) through the month in which such administration terminates (and if such services extend beyond the Term, for each month that extends beyond the Term, Wilton Re shall continue to pay on a pro rata basis, the same monthly installments of the Fees that were due for the third year of this Agreement), and (ii) Wilton Re shall provide at least six (6) months’ notice prior to terminating such administration.

(e)Following the end of the Term or, if earlier, the Termination Date (as defined below), CNO shall be obligated to continue to perform certain services as requested by Wilton Re for the appropriate amount of time following the end of the Term or Termination Date, as applicable, for Wilton Re to prepare its financial reporting with respect to the quarter preceding the end of the Term or the Termination Date, as applicable, (such services, “Additional Services”); provided that CNO shall not be obligated to provide such Additional Services for a period of more than twelve (12) weeks. Except with respect to any period with respect to which Wilton Re is continuing to pay monthly installments of the annual Fee pursuant to the last sentence of Section 2.01(a), Wilton Re shall reimburse CNO for its reasonable and documented out-of-pocket costs and expenses actually incurred in connection with the provision of Additional Services. The Additional Services which Wilton Re now expects will be required in accordance with this Section 6.03(e) are described in Schedule 6.03(e), and such Schedule shall be updated from time-to-time, if applicable, by the Transition Committee, in order to effect the intent of this Section 6.03(e).

Section 6.04.Survival.  Section 6.03, Section 6.04, Section 7.01, ARTICLE VIII and ARTICLE XIII shall survive the termination of this Agreement.

ARTICLE VII
CONFIDENTIALITY; SYSTEM SECURITY

Section 7.01.Confidentiality. CNO and Wilton Re shall, and shall cause their respective Affiliates and agents and Subcontractors to, keep any and all information relating to the terms, conditions and the performance of its obligations under this Agreement, the Transition Services, and Conversion Support Services confidential in accordance with Section 5.04 of the MTA. All information disclosed in connection with the provision and receipt of Services shall be deemed Confidential Information (as defined in the MTA), except as may be necessary for the performance of the Parties’ respective obligations under this Agreement.

Section 7.02.Systems Access and Security.

(a)If CNO agrees in its sole discretion to provide Wilton Re or Wilton Re Service Providers with access to the computer system(s), infrastructure, databases, software, facilities or networks (“Systems”) of CNO, CNO’s Affiliates that are not Service Providers, or Service Providers, any such access shall be limited to use in connection with performance or receipt of the Transition Services and/or Conversion Support Services. Wilton Re shall cause its personnel and any personnel of Wilton Re Service Providers with such access to comply with the system security policies in effect at the time of such access with regard to such Systems or in any applicable license agreement or lease agreement in effect with regard to such Systems that is provided to Wilton Re in writing (the “Security Regulations”), and will not compromise or circumvent any security or audit measures employed by CNO, its Affiliates, or any Service Provider, as applicable. For purposes of this Agreement, “Wilton Re Service Providers” shall mean Affiliates of Wilton Re and Wilton Re’s or any of its Affiliates’ employees, agents and contractors and any third party administrators of Wilton Re involved in the administration of the Business, the planning or execution of the Conversion or matters related thereto.

(b)Wilton Re shall be liable for actions of it, its Affiliates, agents and contractors and all of its personnel gaining access to Systems of CNO or CNO’s Affiliates for any Indemnifiable Loss incurred by CNO or CNO’s Affiliates or any Service Provider by reason of unauthorized destruction, alteration or loss of information contained therein as a result of the actions of such personnel. Other than as specifically permitted under Section 7.02(a) above, Wilton Re and its Affiliates shall have no rights of access to any of CNO’s, CNO’s Affiliates’ or any Service Providers’ Systems. The rights of access to the Systems that may be granted, at CNO’s sole discretion, to Wilton Re’s and its Affiliates’ personnel hereunder shall be restricted to user access only and shall not include privileged or higher level access rights or to functionality of the Systems normally restricted to operations or development staff.

(c)Wilton Re shall cooperate and shall cause its Affiliates to cooperate fully and in a timely way with any investigation relating to the security of Systems arising in connection with this Agreement that is carried out by or on behalf of CNO, any of CNO’s Affiliates, or any Service Provider (each, an “Affected Entity”), including providing any relevant information or material in their possession or under their control and responding, once during the Term, to CNO’s risk evaluation audit. If at any time Wilton Re or any of its Affiliates determine that any user under their control or within their responsibility has sought to circumvent or has circumvented the applicable Security Regulations, or that an unauthorized Person has accessed or may access an Affected Entity’s Systems, Wilton Re shall immediately terminate or cause the applicable Affiliate to immediately terminate any such Person’s access to the applicable Systems and shall immediately notify the appropriate Affected Entity of such access or activities and such termination. If at any time an Affected Entity determines that any of Wilton Re’s or Wilton Re’s Affiliates’ users has sought to circumvent or has circumvented its Security Regulations, or that an unauthorized Person has accessed or may access its Systems, or that a Person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, such Affected Entity may, in its sole discretion, immediately terminate any such Person’s access to the applicable Systems, and shall notify Wilton Re of such access or activities and such termination. In addition, in the event of failure by Wilton Re or its Affiliates to comply with the applicable Security Regulations, CNO or the applicable Service Provider shall notify Wilton Re of such failure and the Parties shall work together using commercially reasonable efforts to promptly rectify and mitigate such failure. The Service Coordinators shall be advised promptly in writing of the failure and shall use their commercially reasonable efforts to work together to rectify said failure. Wilton Re shall permit and shall cause its Affiliates to permit the Affected Entity to audit Wilton Re’s and Wilton Re’s Affiliates’ use of its Systems and Wilton Re’s and Wilton Re’s Affiliates’ compliance with such Affected Entity’s Security Regulations.

(d)In the event that a Party discovers a security breach that has resulted or may reasonably result in unauthorized access to or disclosure of, or have any material adverse effect on, the security of any Insurance Contract customer confidential information (“Customer

Information”) related to the Business, or would require a breach notification to an Insurance Contract customer under Applicable Law (a “Security Incident”) such Party shall (i) within forty-eight (48) hours, notify the other Party of such Security Incident and (ii) take all measures reasonably necessary to restore the security of such Customer Information and, in the case of a Security Incident requiring notice to the other Party pursuant to clause (i) of this sentence, consult with the other Party with respect to such measures. Except as otherwise required by Applicable Law, Wilton Re shall have the exclusive right to provide notice of any Security Incident to Insurance Contract customers, any law enforcement Person or any other Governmental Authority and to determine the content and timing of any such notice; provided, however, that any such notice shall be subject to review by CNO. CNO shall use commercially reasonable efforts to ensure such notices are provided in a timely manner as reasonably directed by Wilton Re.

ARTICLE VIII
INDEMNITY; LIMITATION OF LIABILITY

Section 8.01.Indemnification of CNO and Service Providers.  Wilton Re hereby agrees to indemnify, defend and hold harmless CNO and Service Providers, and their respective directors, officers, employees, Affiliates, successors, agents and representatives (in such context, each, a “CNO Indemnified Party”), from and against (x) any Indemnifiable Losses arising out of or relating to this Agreement, to the extent it results from or is based upon (a) any third party claim based on a breach by Wilton Re of any provision of this Agreement or (b) any third party claim based on CNO’s performance of the Services on behalf or for the benefit of Wilton Re, including CNO’s compliance with any direction from Wilton Re with respect to an individual claim pursuant to Section 1.01(e) (except, in the case of each of clause (a) and (b), to the extent (i) of CNO’s fraud, gross negligence or willful misconduct in providing such Services, (ii) such Indemnifiable Loss is indemnified by CNO pursuant to Section 8.02 or (iii) that the applicable claim relates to administration of long-term care policies and contracts issued by Affiliates of CNO other than the Business) and (y) any and all Direct Economic Losses incurred by a CNO Indemnified Party to the extent arising from any Security Breach that is caused by an act or omission of Wilton Re or any Wilton Re Service Provider during the Term. Notwithstanding the foregoing, the rights set forth in this Section 8.01 are non-exclusive and nothing herein shall be deemed a waiver of any other rights or remedies a Party may have under Applicable Law, whether at law or in equity, with respect to any breach of this Agreement. “Direct Economic Losses” means out-of-pocket damages, losses, liabilities or expenses, excluding (A) any incidental, indirect or consequential damages, losses, liabilities or expenses, such as harm to reputation and (B) any lost profits or diminution in value.

Section 8.02.Indemnification of Wilton Re.  CNO hereby agrees to indemnify, defend and hold harmless Wilton Re and its directors, officers, employees, Affiliates, successors, agents and representatives (in such context, each, a “Wilton Re Indemnified Party”), from and against (x) any Indemnifiable Loss arising out of or relating to this Agreement, to the extent it results from or is based upon (a) any third party claim based on a breach by CNO or any of its Service Providers of any provision of this Agreement or (b) any third party claim that the performance of Transition Services or Conversion Support Services infringes, misappropriates or otherwise violates or conflicts with any third party intellectual property rights; provided, that such indemnity shall not apply to the extent any alleged infringement occurs as a result of any combination of the Transition Services or Conversion Support Services with the services, methods, or devices of any third party requested by Wilton Re and (y) any and all Direct Economic Losses incurred by a Wilton Re Indemnified Party to the extent arising from any Security Breach that is caused during the Term but is not caused by an act or omission of Wilton Re or any Wilton Re Service Provider. Notwithstanding the foregoing, the rights set forth in this Section 8.02 are non-exclusive and nothing herein shall be deemed a waiver of any other rights or remedies a Party may have under Applicable Law, whether at law or in equity, with respect to any breach of this Agreement. Further, in the event that the provision of any Service infringes, violates or constitutes the misappropriation of, is alleged to infringe, violate or misappropriate or, in the reasonable judgment of CNO’s counsel, is likely to infringe, violate or constitute the misappropriation of, any intellectual property of any third party, CNO may, at its option and at its sole expense, either (i) procure for Wilton Re the right to continue to use such infringing, violating or misappropriating portions of the Services or (ii) modify or replace such infringing, violating or misappropriating portions of the Services so that they are non-infringing, non-violating or non-misappropriating, as applicable, and of at least equivalent performance and functionality to that prior to such modification or replacement. If CNO elects not to complete either of the options under subsection (i) or (ii) above, CNO shall notify Wilton Re, and the Parties shall cooperate to determine a commercially reasonable alternative approach for the provision of such Service without infringing, violating or misappropriating the intellectual property of any third party.

Section 8.03.Claims Process.

(a)The procedure for asserting rights and claims under this ARTICLE VIII shall conform in all respects to the provisions of Sections 8.05, 8.06 and 8.08 of the MTA except that, notwithstanding anything to the contrary in the MTA

(i)	Each indemnified Party shall use commercially reasonable efforts to mitigate any Indemnifiable Losses for which such indemnified Party seeks indemnification under this Agreement;

(ii)	indemnity rights provided in this Article VIII shall survive termination of this Agreement; and

(iii)
the amount of any Indemnifiable Loss or other liability for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the indemnified Party under insurance policies with respect to such Indemnifiable Loss or other liability.

Section 8.04.Disclaimer of Warranties.   ALL SERVICES, AND COOPERATIVE EFFORTS, AND ITEMS OF WORK PRODUCT, PLAN MATERIALS, DATA, SOFTWARE OR HARDWARE USED OR PROVIDED HEREUNDER ARE USED OR PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND. NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF ANY SERVICES, COOPERATIVE EFFORTS, WORK PRODUCT, DATA, SOFTWARE OR HARDWARE USED OR

PROVIDED HEREUNDER, INCLUDING WARRANTIES AS TO THE OPERABILITY OF ANY WORK PRODUCT OR SOFTWARE, OR THAT WORK PRODUCT OR SOFTWARE DOES NOT CONTAIN ANY HARMFUL COMPONENTS, OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS SECTION 8.04 SHALL LIMIT THE RIGHTS OF WILTON RE UNDER THE MTA OR ANY OTHER TRANSACTION AGREEMENT.

Section 8.05.Limitations. Except for the case of fraud and willful misconduct and pursuant to the terms of the Coinsurance Agreement as respects allocation of Extra-Contractual Obligations, in no event shall any Party be liable to the other Party for any indirect, special, exemplary, punitive or consequential damages, or lost profits or lost revenues that the other Party may incur by reason of its having entered into or relied upon this Agreement, or in connection with any of the Services provided hereunder or the failure thereof. The limitations and qualifications set forth in Article VIII of the MTA shall apply to Indemnifiable Losses indemnified under Sections 8.01 or 8.02 herein. Remedies in this Agreement shall not be cumulative with any duplicative remedy in the MTA. “Indemnifiable Losses” shall have the meaning set forth in the MTA; provided that the term “Indemnifiable Losses” shall not include losses incurred with respect to or relating to policies and contracts other than the Business.

ARTICLE IX
GENERAL COOPERATION

Section 9.01.Cooperation.
(a)Each Party shall cooperate with the other Party, as reasonably requested, in developing and meeting the requirements of the transition and conversion plans agreed in writing, and shall, among other things, provide the Services in accordance with the Performance Standard. CNO and Service Providers will make appropriate personnel available, pursuant to Sections 1.04(f) and 1.07 hereto to provide the Services hereunder.

(b)Wilton Re shall reasonably cooperate with CNO or the Service Provider regarding the provision of any Service to the extent necessary to enable CNO or the Service Provider to provide such Service in accordance with this Agreement.

(c)Following written notice by one Party to the other Party of certain applicable policies and procedures, such Party shall review, and adhere to, such policies and procedures; provided that any breach of this provision shall not affect Wilton Re’s access rights pursuant to Section 3.03 or give rise to a right of CNO to deny such access rights to Wilton Re.

(d)Each Party shall follow all security and access policies of the other Party, at all times during the Term, to the extent that such Party requires ingress to and egress from the premises occupied by the other Party or its Affiliates, for reasonable purposes necessary to the delivery or receipt of Services hereunder or the performance of any obligations required by this Agreement.

(e)CNO shall not be deemed to have breached this Agreement to the extent that actions or omissions of CNO that would otherwise be deemed a breach of this Agreement were caused by errors or omissions in data that Wilton Re transmits or has transmitted to CNO for processing or use in connection with the performance of the Services.

ARTICLE X
PRIVACY AND DATA SECURITY; INFORMATION SECURITY

Section 10.01.Privacy and Data Security. During the Term, in providing the Services, and in connection with maintaining, administering, handling and transferring the data of the policyholders, contractholders and other recipients of benefits under the Insurance Contracts, CNO shall, and shall cause its Affiliates and any Subcontractors to, comply with privacy, confidentiality and data security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Schedule 10.01 hereto, which the Parties shall execute concurrent with the execution of this Agreement and will consult in good faith with Wilton Re on compliance matters.

Section 10.02.Information Security. In providing the Services, CNO shall, and shall cause its Affiliates and any Subcontractors to, comply with all information security obligations applicable to them pursuant to Applicable Laws and the provisions of the Privacy and Security Addendum in the form attached as Schedule 10.01 hereto, which the Parties shall execute concurrent with the execution of this Agreement.

ARTICLE XI
DISASTER RECOVERY

(a)Disaster Recovery. During the Term and for as long as Services are provided hereunder, at no cost to Wilton Re, CNO shall, and shall cause its Affiliates to, maintain the Disaster Recovery Plan in accordance with the Performance Standard and adhere to the Disaster Recovery Plan. For purposes of this Agreement, “Disaster Recovery Plan” means the backup, business continuation and disaster recovery plan of CNO as provided to Wilton Re in writing on or prior to the Closing Date, as the same may be modified from time to time on or after the Closing Date with prior written notice to Wilton Re. As part of the Services, CNO shall, as promptly as reasonably practicable and consistent with the obligations set forth in this Agreement, implement the Disaster Recovery Plan in the event of a Business Interruption. For purposes of this Agreement, (a) “Business Interruption” means any material interruption or interference with CNO’s ability to continue to provide the Services, including any material temporary loss of Customer Information or material adverse effect on CNO’s operating environment or telecommunications infrastructure used to provide the Services, (b) “Customer Information” means any financial or personal information about a customer of the Business, including such customer’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, Social Security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Applicable Privacy Law and (c) “Applicable Privacy Laws” means Applicable Laws relating to privacy, data protection and the collection and use of an individual’s personal information and user information gathered, accessed, collected or used by Wilton Re or any of its Affiliates in the course of the operations of the Business, including any applicable provisions of state insurance privacy laws and state privacy regulations.

ARTICLE XII
FORCE MAJEURE

Section 12.01.General. Subject to Section 12.02 below, neither Party shall be liable for any failure or delay in the performance of its obligations (other than payment obligations) under this Agreement to the extent such failure or delay both:

(a)is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other similar unusual government action; extraordinary elements of nature or acts of God; and

(b)could not have been prevented by the non-performing Party’s reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing Party through the use of substitute services, alternate sources, work around plans or other means by which the requirements of Wilton Re for services substantially similar to the Services hereunder would be satisfied.

Section 12.02.Definition. Events meeting the criteria set forth in Section 12.01 above are referred to individually and collectively as “Force Majeure Events.” The Parties expressly acknowledge that Force Majeure Events do not include vandalism, the regulatory acts of Governmental Authorities (as defined in the MTA), labor strikes, or the non-performance by third parties or Subcontractors relied on for the delivery of the Services, unless such failure or non-performance by a third party or Subcontractor is itself caused by a Force Majeure Event.

Section 12.03.Excuse of Performance. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance of the affected obligation(s) (other than payment obligations) for so long as such circumstances prevail, provided that such Party continues to attempt to recommence performance to the greatest extent possible without delay.

ARTICLE XIII
MISCELLANEOUS

Section 13.01.Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, CNO and its Affiliates, on the one hand, and Wilton Re and its Affiliates, on the other hand, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby or thereby, including all fees and expenses of their respective representatives.

Section 13.02.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 13.02):

(a)	if to CNO: CNO Services, LLC 11825 North Pennsylvania Street Carmel, Indiana 46032 Attention: General Counsel

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Eugene L. Chang, Esq.

(b)	if to Wilton Re: Wilton Reassurance Company 20 Glover Avenue, 4th Floor Norwalk, CT 06850 Attention: Chief Executive Officer Facsimile: (203) 762-4411 Email address: mfleitz@wiltonre.com with a concurrent copy to:

Wilton Reassurance Company 20 Glover Avenue 4th Floor Norwalk, CT 06850 Attention: General Counsel Facsimile: (203) 762-4431 Email address: msarlitto@wiltonre.com

Wilton Reassurance Company 20 Glover Avenue, 4th Floor Norwalk, Connecticut 06850 Attention: Vice President, Associate General Counsel, Transactions Email address: sdoran@wiltonre.com with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Marilyn A. Lion Facsimile: (212) 521-7108 Email address: malion@debevoise.com

Any Party may, by notice given in accordance with this Section 13.02 to the other Parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.
Section 13.03.Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of CNO and its Affiliates, on the one hand, and Wilton Re and its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 13.04.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is interpreted by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 13.05.Assignment. This Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of each of the Parties hereto. Any attempted assignment in violation of this Section 13.05 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their successors and permitted assigns.

Section 13.06.Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.07.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)Each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any federal court located in New York County in the State of New York, over any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; provided, however, that, if said court determines that it does not have subject matter jurisdiction, then said action, suit or proceeding may be brought in the Supreme Court of the State of New York for New York County. Each Party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. CNO hereby designates the individual listed in Section 13.02 to whom notice may be given on behalf of CNO as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Wilton Re. Wilton Re hereby designates the individual listed in Section 13.02 to whom notice may be given on behalf of Wilton Re as its true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of CNO. In the event either Party decides to change its designation of agent, it shall provide written notice to the other Party. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereto agrees that any final, nonappealable judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party may be subject, by suit upon such judgment.

(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.07.

Section 13.08.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated and (n) any term of this Agreement providing that CNO or any of its Affiliates has “made available” any document or information to Wilton Re means that such document or information was uploaded in full to the Data Room or otherwise provided in writing prior to the date hereof.

Section 13.09.No Offset. No Party to this Agreement may offset any amount due to the other party hereto against any amount owed or alleged to be owed from such other Party under this Agreement or any other Transaction Agreement without the written consent of such other Party. For clarity, this Section 13.09 shall not be construed to limit or otherwise affect the rights of any such party to offset any mutual debits and credits arising under the Coinsurance Agreement to the extent permitted thereunder.

Section 13.10.No Third Party Beneficiaries. Other than the rights granted to the CNO Indemnified Parties and the Wilton Re Indemnified Parties under ARTICLE VIII, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13.11.Execution in Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 13.12.Equitable Remedies. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

Section 13.13.Further Assurances. Without limiting any provision of this Agreement, each Party shall cooperate with the other in all commercially reasonable respects in order to accomplish the objectives of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WILTON REASSURANCE COMPANY		CNO SERVICES, LLC

By:	/s/ Michael Fleitz	By:	/s/ Erik M. Helding
Name:	Michael Fleitz	Name:	Erik M. Helding
Title/Capacity: Chief Executive Officer		Title/Capacity: Executive Vice President
and Chief Financial Officer
Date:		Date:

[Signature Page to Transition Services Agreement]

SCHEDULES

Schedule 1.01	Transition Services
Schedule 1.01(a)	Services to be Assumed by Wilton Re at MTA Closing Date; Excluded Services
Schedule 1.01(b)	Subcontractors
Schedule 1.02(a)	Conversion Support Services
Schedule 1.02(c)	Incremental Fees and Costs for Software
Schedule 1.07	Data Reliance Certificate
Schedule 3.03(a)(i)	Direct Competitors of CNO
Schedule 3.03(a)(ii)	CNO Committees
Schedule 3.03(a)(iii)	Wilton Re Access Rights
Schedule 6.03(e)	Additional Services
Schedule 10.01	Privacy and Security Addendum

Schedule 1.01

Transition Services

(Omitted)

Schedule 1.01(a)

Services to be Assumed by Wilton Re at MTA Closing Date / Excluded Services
(Omitted)

Schedule 1.01(b)

Subcontractors

(Omitted)

Schedule 1.02(a)

Conversion Support Services
(Omitted)

Schedule 1.02(c)

Incremental Fees and Costs for Software

(Omitted)

Schedule 1.07

Data Reliance Certification
(Omitted)

Schedule 3.03(a)(i)
Conditions and Limitations of Access
(Omitted)

Schedule 3.03(a)(ii)
CNO Committees
(Omitted)

Schedule 3.03(a)(iii)
Wilton Re Access Rights
(Omitted)

Schedule 6.03(e)

Additional Services
(Omitted)

Schedule 10.01

PRIVACY AND SECURITY ADDENDUM

(Omitted)